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                                                                    EXHIBIT 99.1


[ACSYS LETTERHEAD]                NEWS RELEASE

[ACSYS(SM) LOGO]


FOR IMMEDIATE RELEASE

Contact for Investors:              David C. Cooper
                                    Chairman
                                    (404) 817-9440

Contact for News Media:             Jodie Land-Charlop/jland@acsysinc.com
                                    Director, Corporate Communications
                                    (404) 817-9440
                                    John L'Abate/jlabate@acsysinc.com
                                    Manager, Corporate Communications
                                    (404) 817-9440


                   ACSYS, INC. CHIEF EXECUTIVE OFFICER RESIGNS

ATLANTA (December 1, 1999) - Acsys, Inc. (AMEX: AYS) ("the Company"), a leading specialty professional staffing firm, today announced that Timothy Mann Jr., chief executive officer, has resigned his position and has also stepped down from the Company's board of directors. Mann's resignation is effective immediately and will result in a one-time charge in the Company's fourth-quarter results.

         Mann served as chief executive officer of Acsys, Inc. since October 1997 and a director since its formation. Before becoming CEO, Mr. Mann served the Company as chief financial officer.

         Commenting on Mann's decision to leave the Company, Acsys Chairman of the Board David C. Cooper said, "Tim played an integral role in the merging of the companies that ultimately formed Acsys, our subsequent initial public offering and building the foundation for a new national organization. We appreciate the leadership he provided during our young company's formation, and wish him well in his future endeavors."


                                     -MORE-


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AYS Announces CEO Resignation
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December 1, 1999


         Based in Atlanta, Acsys, Inc. provides professional temporary staffing and permanent placement services in the U.S. The Company's professional services division, specializing in accounting, finance and corporate staffing, provides a broad range of staffing and workforce solutions to Fortune 500, middle-market and emerging growth companies. The Company's information technology (IT) division provides staff augmentation and solutions services in the areas of SAP(TM), J.D. Edwards(R), PeopleSoft, Siebel Systems, e-Commerce and other information technology areas to more than 250 clients throughout the U.S. Acsys has more than 600 employees in 40 offices nationwide with 1998 revenues of $148 million. More information about Acsys can be found on the Internet at www.acsysinc.com.


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         Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks or uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the company's ability to achieve and manage growth; the company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the company's ability to attract and retain qualified personnel; the company's ability to develop new services; and other factors discussed in Acsys's filings with the Securities and Exchange Commission.